Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 (File Nos. 333-106553, 333-106553-01, 333-157861 and 333-157861-01) of Carnival Corporation and Carnival plc, the Registration Statements on Form S-8 (File Nos. 333-173465, 333-125418, 333-105672, 333-87036, 333-67394, 333-60558, 333-43885, 33-51195 and 33-26898) of Carnival Corporation, the Registration Statement on Form S-3 (File No. 333-160411) of Carnival plc and the Registration Statements on Form S-8 (File Nos. 333-125418-01, 333-124640, 333-104609, 333-84968, 333-13794 and 333-12742) of Carnival plc, of our report dated January 30, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this joint Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

January 30, 2012